As filed with the Securities and Exchange Commission on January 19, 2010

Registration No. 333-163578

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Ameristar Casinos, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	880304799 (I.R.S. Employer Identification Number)

3773 Howard Hughes Parkway, Suite 490S
Las Vegas, Nevada 89169
(702) 567-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter C. Walsh
Senior Vice President and General Counsel
3773 Howard Hughes Parkway, Suite 490S
Las Vegas, Nevada 89169
(702) 567-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Jonathan Layne
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, CA 90067
(310) 552-8580

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum	Amount of
Title of each class of	Amount	maximum offering	aggregate	registration
securities to be registered	to be registered	price per unit(1)	offering price(1)	fee

9 1/4% Senior Notes due 2014	$650,000,000	100%	$650,000,000	$36,270(3)

Guarantees of Subsidiaries*	$650,000,000	N/A(2)	N/A(2)	N/A(2)

(1)	Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)	No separate fee is payable pursuant to Rule 457(n). The guarantees are not traded separately.

(3)	Previously paid.

*Other Registrants

		PRIMARY STANDARD
EXACT NAME OF CO-	STATE OR OTHER	INDUSTRIAL	I.R.S. EMPLOYER
REGISTRANTS AS SPECIFIED IN	JURISDICTION OF	CLASSIFICATION CODE	IDENTIFICATION
ITS CHARTER	ORGANIZATION	NUMBER	NUMBER
Cactus Pete’s, Inc.	Nevada	7990	88-0069444
Ameristar Casino Vicksburg, Inc.	Mississippi	7990	64-0827382
Ameristar Casino Council Bluffs, Inc.	Iowa	7990	93-1151022
Ameristar Casino Las Vegas, Inc.	Nevada	7990	88-0360636
A.C. Food Services, Inc.	Nevada	7990	86-0885736
Ameristar Casino St. Louis, Inc.	Missouri	7990	43-1879218
Ameristar Casino Kansas City, Inc.	Missouri	7990	36-4401000
Ameristar Casino St. Charles, Inc.	Missouri	7990	36-4401002
Ameristar Casino Black Hawk, Inc.	Colorado	7990	20-1290693
Ameristar East Chicago Holdings, LLC	Indiana	7990	26-0302265
Ameristar Casino East Chicago, LLC	Indiana	7990	26-0302265

The registrant and co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-4 of Ameristar Casinos, Inc. (File No. 333-163578) is being filed solely to file the exhibits listed in the exhibit index hereto as being “Filed herewith.”

PART II

Item 20. Indemnification of Directors and Officers

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 is not optional and controls even if there is a provision in the articles of incorporation of a Nevada corporation, including such a provision in the registrant’s Articles of Incorporation, that attempts to establish a different standard of liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party would not be liable pursuant to Section 78.138 of the Nevada Law or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit, if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the registrant.

The registrant has a contract for insurance coverage under which the Registrant and certain Indemnified Parties (including the directors and officers of the registrant) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. In addition, the registrant has entered into indemnification agreements with its directors and officers that require the registrant to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada Law, subject to amounts paid by insurance. The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and therefore have been omitted.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, registrant AMERISTAR CASINOS, INC. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 19, 2010.

AMERISTAR CASINOS, INC.

*

By: Gordon R. Kanofsky

Title:	Chief Executive Officer and Vice Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gordon R. Kanofsky		Chief Executive Officer and Vice Chairman of the Board and Director (principal executive officer)	January 19, 2010
/s/ Thomas M. Steinbauer Thomas M. Steinbauer		Senior Vice President of Finance, Chief Financial Officer, Treasurer and Director (principal financial officer)	January 19, 2010
* Heather A. Rollo		Chief Accounting Officer (principal accounting officer)	January 19, 2010
* Ray H. Neilsen		Chairman of the Board and Director	January 19, 2010
* Larry A. Hodges		President, Chief Operating Officer and Director	January 19, 2010
* Carl Brooks		Director	January 19, 2010
* Luther P. Cochrane		Director	January 19, 2010
* Leslie Nathanson Juris		Director	January 19, 2010
* J. William Richardson		Director	January 19, 2010

*By:	/s/ Thomas M. Steinbauer Thomas M. Steinbauer Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, co-registrants A.C. FOOD SERVICES, INC., AMERISTAR CASINO BLACK HAWK, INC., AMERISTAR CASINO COUNCIL BLUFFS, INC., AMERISTAR CASINO EAST CHICAGO, LLC, AMERISTAR CASINO KANSAS CITY, INC., AMERISTAR CASINO LAS VEGAS, INC., AMERISTAR CASINO ST. CHARLES, INC., AMERISTAR CASINO ST. LOUIS, INC., AMERISTAR CASINO VICKSBURG, INC., AMERISTAR EAST CHICAGO HOLDINGS, LLC and CACTUS PETE’S, INC. have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on January 19, 2010.

A.C. FOOD SERVICES, INC.
AMERISTAR CASINO BLACK HAWK, INC.
AMERISTAR CASINO COUNCIL BLUFFS, INC.
AMERISTAR CASINO EAST CHICAGO, LLC
AMERISTAR CASINO KANSAS CITY, INC.
AMERISTAR CASINO LAS VEGAS, INC.
AMERISTAR CASINO ST. CHARLES, INC.
AMERISTAR CASINO ST. LOUIS, INC.
AMERISTAR CASINO VICKSBURG, INC.
AMERISTAR EAST CHICAGO HOLDINGS, LLC
CACTUS PETE’S, INC.

*

By:	Gordon R. Kanofsky
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gordon R. Kanofsky		President and Director/Manager (principal executive officer)	January 19, 2010

/s/ Thomas M. Steinbauer Thomas M. Steinbauer		Chief Financial Officer (principal financial and accounting officer)	January 19, 2010

* Ray H. Neilsen		Director/Manager	January 19, 2010

*By:	/s/ Thomas M. Steinbauer Thomas M. Steinbauer Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Description

4.1		Indenture, dated as of May 27, 2009, among Ameristar Casinos, Inc., the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to ACI’s Current Report on Form 8-K filed May 29, 2009, File No. 000-22494).

4.2		Registration Rights Agreement, dated May 27, 2009, among Ameristar Casinos, Inc., the Guarantors named therein and Banc of America Securities LLC, Wachovia Capital Markets, LLC and Deutsche Bank Securities Inc., as representatives of the Initial Purchasers (incorporated by reference to Exhibit 10.1 to ACI’s Current Report on Form 8-K filed May 29, 2009, File No. 000-22494).

4	.3*	First Supplemental Indenture, dated as of December 7, 2009, among Ameristar Casinos, Inc., the Guarantors party thereto, Deutsche Bank Trust Company Americas and Wilmington Trust FSB.

5	.1*	Opinion of Gibson, Dunn & Crutcher LLP.

5	.2**	Opinion of Brownstein Hyatt Farber Schreck, LLP

5	.3**	Opinion of Dreher, Simpson and Jensen, P.C.

5	.4**	Opinion of Watkins, Ludlam, Winter & Stennis, P.A.

5	.5**	Opinion of Sonnenschein, Nath & Rosenthal LLP

5	.6**	Opinion of Holme Roberts & Owen LLP

5	.7**	Opinion of Bingham McHale LLP

12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.

23	.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23	.2**	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.2)

23	.3**	Consent of Dreher, Simpson and Jensen, P.C. (included in Exhibit 5.3)

23	.4**	Consent of Watkins, Ludlam, Winter & Stennis, P.A. (included in Exhibit 5.4)

23	.5**	Consent of Sonnenschein, Nath & Rosenthal LLP (included in Exhibit 5.5)

23	.6**	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.6)

23	.7**	Consent of Bingham McHale LLP (included in Exhibit 5.7)

23	.8*	Consent of Ernst & Young LLP.

24	.1*	Powers of Attorney (included on the signature pages of the registration statement).

25	.1*	Statement of Eligibility of Trustee, Wilmington Trust FSB, on Form T-1.

99	.1*	Form of Letter of Transmittal.

99	.2*	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99	.3*	Form of Notice of Guaranteed Delivery.

99	.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99	.5*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Previously filed

**	Filed herewith